Exhibit (a)(1)(E)

To the Holders of Eligible Securities:

This letter intended for the holders of the following securities (collectively, the “Eligible Securities”):

•	First Tranche Units consisting of $100,000 principal amount of First Tranche Eligible Note and First Tranche Eligible Warrants to purchase 25,126 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $4.25 per share). The “First Tranche Eligible Notes” consist of an aggregate of $9,349,520, $1,350,000 and $925,000 principal amount 6% Convertible Promissory Notes due November 1, 2016, November 18, 2016 and December 9, 2016 respectively, convertible at a price of $3.98 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $4.25 per share). The “First Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 2,349,142, 339,200 and 232,416 shares of common stock of the Company expiring on November 1, 2016, November 18, 2016 and December 9, 2016 respectively, exercisable at a price of $3.98 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $4.25 per share). The First Tranche Eligible Notes and the First Tranche Eligible Warrants were issued by the Company on November 1, 2011, November 18, 2011 and December 9, 2011 and are referred to as the “First Tranche Eligible Securities.” The Company will accept an exchange of partial First Tranche Units, provided that the number of First Tranche Eligible Notes and First Tranche Eligible Warrants included in such partial First Tranche Unit bears the same ratio as the number of First Tranche Eligible Notes and First Tranche Eligible Warrants in a First Tranche Unit;

•	Second Tranche Units consisting of $100,000 principal amount of Second Tranche Eligible Note and Second Tranche Eligible Warrants to purchase 21,552 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The “Second Tranche Eligible Notes” consist of an aggregate of $5,000,000 and $1,200,000 principal amount 6% Convertible Promissory Notes due June 14, 2017, convertible at a price of $4,64 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $5.00 per share). The “Second Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 1,077,596 and 258,624 shares of common stock of the Company expiring on June 14, 2017, exercisable at a price of $4.64 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The Second Tranche Eligible Notes and the Second Tranche Eligible Warrants were issued by the Company on June 14, 2012 and July 13, 2012 and are referred to as the “Second Tranche Eligible Securities.” The Company will accept an exchange of partial Second Tranche Units, provided that the number of Second Tranche Eligible Notes and Second Tranche Eligible Warrants included in such partial Second Tranche Unit bears the same ratio as the number of Second Tranche Eligible Notes and Second Tranche Eligible Warrants in a Second Tranche Unit;

•	Third Tranche Units consisting of $100,000 principal amount of Third Tranche Eligible Note and Third Tranche Eligible Warrants to purchase 21,368 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The “Third Tranche Eligible Notes” consist of an aggregate of $3,075,000 principal amount 6% Convertible Promissory Notes due December 31, 2017, convertible at a price of $4.68 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $5.00 per share). The “Third Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 657,061 shares of common stock of the Company expiring on December 31, 2017, exercisable at a price of $4.68 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The Third Tranche Eligible Notes and the Third Tranche Eligible Warrants were issued by the Company on December 28, 2012 and are referred to as the “Third Tranche Eligible Securities.” The Company will accept an exchange of partial Third Tranche Units, provided that the number of Third Tranche Eligible Notes and Third Tranche Eligible Warrants included in such partial Third Tranche Unit bears the same ratio as the number of Third Tranche Eligible Notes and Third Tranche Eligible Warrants in a Third Tranche Unit;

We are offering to exchange your Eligible Securities for the following:

The issuance of shares of common stock for the settlement of the balance of the note (principal and accrued and unpaid interest as of: August 15, 2014) at $2.15 per share (the “New Shares”). Accordingly, Holders will receive 46,512 New Shares for each First Tranche Unit, Second Tranche Unit or Third Tranche Unit so exercized.

We are offering to exchange the Eligible Securities for the New Shares to settle the balances of the Eligible Notes and give the holders of the Eligible Securities an opportunity to purchase common stock of the Company. The exchange under the Offer provides an opportunity for the Company to relieve some of the outstanding debt and improve its balance sheet and capital structure as we believe we will need to raise additional funds in the near future to fund operations, and we do not believe we will able to raise additional equity capital unless we exchange all or a substantial portion of the Eligible Securities.

The enclosed Offer to Exchange together with the Election to Participate, Notice of Withdrawal and forms of New Shares constitute the “Offer.” These materials provide information regarding the Offer and instructions as to how you can participate. You should read all of the materials carefully before you decide whether to tender any of your Eligible Securities for exchange.

To participate in the Offer to Exchange, you must complete and return the enclosed Election to Participate (printed on yellow paper) prior to the expiration of the Offer, which is 11:59 P.M. (Eastern time) on August 15, 2014, unless extended by us (the “Expiration Date”). You must also return your original 6% Convertible Promissory Note and Warrant (or an Affidavit of Lost Warrant and Note) to the Company for cancellation. At any time prior to the Expiration Date, you may withdraw your election to participate in the Offer to Exchange by submitting a Notice of Withdrawal to the Company, in which case your Original Securities will be returned promptly to you.

Thank you for your time in reviewing this request.

Sincerely,

/s/ Mark Patterson
Mark Patterson, Chief Executive Officer